Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of The Sherwin-Williams Company for:

The Registration of all of the Outstanding Restricted 7.25% Senior Notes Due 2019 Issued on June 2, 2017,

The Registration of all of the Outstanding Restricted 4.20% Senior Notes Due 2022 Issued on June 2, 2017,

The Registration of all of the Outstanding Restricted 3.30% Senior Notes Due 2025 Issued on June 2, 2017,

The Registration of all of the Outstanding Restricted 3.95% Senior Notes Due 2026 Issued on June 2, 2017,

The Registration of all of the Outstanding Restricted 4.40% Senior Notes Due 2045 Issued on June 2, 2017;

and to the incorporation by reference therein of our reports dated December 20, 2016, with respect to the consolidated financial statements of The Valspar Corporation, and the effectiveness of internal control over financial reporting of The Valspar Corporation, included in The Sherwin-Williams Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 2, 2017.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 22, 2017